Exhibit 12.1

Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends

		Six months ended		Year ended
		June 30,		December, 31,
		2016	2015	2015	2014	2013	2012	2011
Earnings:
1.	Income (loss) before income taxes	$77,752	$49,501	$104,266	$26,466	$7,908	$6,475	$(2,711)
2.	Add: Interest expense	27,426	19,523	42,621	32,862	23,282	8,479	6,037

3.	Earnings including interest on deposits	105,178	69,024	146,887	59,328	31,190	14,954	3,326
4.	Less: Interest expense on deposits	16,492	12,526	25,783	24,411	16,051	5,960	4,989

5.	Earnings excluding interest on deposits	$88,686	$56,498	$121,104	$34,917	$15,139	$8,994	$(1,663)
Fixed charges:
6.	Interest expense (Line 2)	$27,426	$19,523	$42,621	$32,862	$23,282	$8,479	$6,037
7.	Interest portion on rental expense	2,809	2,683	5,460	4,331	2,532	1,025	202

8.	Including interest on deposits and capitalized interest	30,235	22,206	48,081	37,193	25,814	9,504	6,239
9.	Less interest expense on deposits (Line 4)	16,492	12,526	25,783	24,411	16,051	5,960	4,989

10.	Total fixed charges, excluding interest on deposits	$13,743	$9,680	$22,298	$12,782	$9,763	$3,544	$1,250
Fixed charges and preferred stock dividends:
11.	Interest expense (Line 2)	$27,426	$19,523	$42,621	$32,862	$23,282	$8,479	$6,037
12.	Interest portion on rental expense	2,809	2,683	5,460	4,331	2,532	1,025	202
13.	Preferred stock dividends	16,705	6,471	16,936	6,276	3,767	2,343	921

14.	Including interest on deposits, capitalized interest and preferred stock dividends	46,940	28,677	65,017	43,469	29,581	11,847	7,160
15.	Less interest expense on deposits (Line 4)	16,492	12,526	25,783	24,411	16,051	5,960	4,989

16.	Total fixed charges and preferred stock dividends, excluding interest on deposits	$30,448	$16,151	$39,234	$19,058	$13,530	$5,887	$2,171
Ratio of earnings to fixed charges:
	Excluding interest on deposits (Line 5 divided by Line 10)	6.45	5.84	5.43	2.73	1.55	2.54	(1.33)
	Including interest on deposits (Line 3 divided by Line 8)	3.48	3.11	3.05	1.60	1.21	1.57	0.53
	Deficiency	$—	$—	$—	$—	$—	$—	$2,913
Ratio of earnings to fixed charges and preferred stock dividends:
	Excluding interest on deposits (Line 5 divided by Line 16)	2.91	3.50	3.09	1.83	1.12	1.53	(0.77)
	Including interest on deposits (Line 3 divided by Line 14)	2.24	2.41	2.26	1.36	1.05	1.26	0.46
	Deficiency	$—	$—	$—	$—	$—	$—	$3,834